Exhibit 99.1

Amicus Therapeutics Appoints Eiry W. Roberts, M.D. to its Board of Directors

PHILADELPHIA, PA, June 14, 2021 – Amicus Therapeutics (Nasdaq: FOLD), today announced the election and appointment of Eiry W. Roberts, M.D. to its Board of Directors. Dr. Roberts is an esteemed drug developer who brings approximately 30 years of pharmaceutical industry experience to the Company’s Board of Directors, having served in various leadership positions throughout her career and bringing extensive experience advancing therapies across all phases of drug development.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “On behalf of our Board of Directors, I am pleased to announce the appointment of Dr. Eiry Roberts to the Amicus Board. Eiry’s extensive background in clinical research and drug development across a diverse range of therapeutic areas adds immense value to our team of Directors and senior leaders. Eiry’s experience in discovering and advancing development programs through the regulatory process, as well as her expertise in healthcare strategy will be invaluable as we look toward the future of Amicus.”

Dr. Roberts currently serves as the Chief Medical Officer of Neurocrine Biosciences, a commercial stage biopharmaceutical company focused on the research and development of treatments for life threatening and under-addressed neurological, endocrine, and psychiatric disorders. Prior to her role at Neurocrine, Dr. Roberts spent 26 years at Eli Lilly and Company, during which she advanced through various senior and executive level roles, concluding her tenure at the company as VP of Research & Development. Roberts has extensive leadership experience in early development and translational medicine and successfully led more than 10 late-stage development programs through global regulatory approvals, as well as numerous launches. She is credited for establishing a new therapeutic area and pipeline of novel small molecule and biologics within the Lilly portfolio, and has established herself as a leader and strategic player in corporate and business development activities.

Dr. Roberts served as Chair of the Medical Review Committee at Eli Lilly and Company, responsible for the review and approval of all integrated clinical plans in the Eli Lilly portfolio. She is an M.D. trained in pharmacology and medicine in the United Kingdom, qualifying from the University of London. Dr. Roberts continued her post-graduate clinical training in clinical pharmacology and cardiology at St. Bartholomew’s Hospital and at the Royal London Hospital.

“I am delighted to be joining the Amicus Board and contribute to the Company’s mission, help grow the organization, and support the lives of those impacted by devastating rare diseases. The approach Amicus has towards drug development is driven by science and incorporates the patient perspective in every step of the process. As a member of the Board of Directors, I look forward to applying my life sciences experience to help guide the company’s future growth and success,” said Dr. Roberts.

In addition, Amicus announced that Craig A. Wheeler and Burke W. Whitman were re-elected at the 2021 Annual Meeting of Stockholders.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on Twitter and LinkedIn.

CONTACT:

Investors:

Andrew Faughnan

Sr. Director, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

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